Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RECORD

FIRST QUARTER 2022 RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Columbus, Ohio, May 5, 2022 Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, today announced results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights (Comparisons are to Prior Year Period)

•	Net revenue increased 34.4% to a quarterly record $587.5 million

•	Installation revenue increased 30.0% to $561.6 million, driven by strong growth across IBP’s residential new construction, repair and remodel, and commercial markets

•	Other revenue, which includes IBP’s manufacturing and distribution operations, increased from $5.3 million to $26.7 million, driven by strong operating results and a recent acquisition

•	Net income increased 95.6% to $33.8 million

•	Adjusted EBITDA* increased 54.5% to $84.2 million

•	Net income per diluted share increased 96.6% to $1.14

•	Adjusted net income per diluted share* increased 71.1% to $1.54

•	Price/mix growth increased by a record 14.6% during the first quarter

•	IBP amended and increased its asset-based lending credit facility to provide up to $250 million in borrowing capacity with an extended maturity date of February 17, 2027

•	At March 31, 2022, IBP had $267.4 million in cash, cash equivalents, and investments

•	Declared first quarter dividend of $0.315 per share and an annual variable dividend of $0.90 per share, which were paid to shareholders on March 31, 2022

•	Returned $85.3 million to shareholders in the first quarter through dividends and share repurchases

•	IBP’s Board of Directors declared the second quarter regular cash dividend of $0.315 per share

“Record first quarter results were the result of strong market dynamics within our core residential housing markets. Our local branches continue to prudently align our selling prices with the value we offer our customers, supporting profitability and strong incremental margins. Gross margin expanded 60 basis points over the past year but ongoing supply constraints required us to make material purchases outside of our typical supply chain channels again this quarter. With a combination of strong volume and pricing growth during the period, we leveraged SG&A expenses and produced record first quarter earnings, adjusted earnings, and adjusted EBITDA,” stated Jeff Edwards, Chairman and Chief Executive Officer.

Mr. Edwards, continued, “Despite ongoing supply chain constraints, we are committed to maintaining an exceptional level of service for our customers by completing jobs correctly and on schedule. I am proud of the continued resolve, hard work, and dedication of our teams across the country, especially in the current market environment.”

“With the substantial number of permitted new housing units that have yet to be started, residential construction is expected to remain supportive of our business in 2022. We also expect the seasonal trends we typically experience throughout the year to be more muted in 2022 given the strong industry backlog. Overall, 2022 is shaping up to be another year of profitable growth and value creation for IBP,” concluded Mr. Edwards.

Acquisition Update

IBP continues to prioritize profitable growth through its proven strategy of acquiring well-run installers of insulation and complementary building products. For 2022, IBP expects to acquire at least $100 million of revenue.

During the 2022 first quarter and April, IBP announced the following acquisitions:

•

March 2022 - Pisgah Insulation and Fireplaces of NC, LLC, a Mills River, North Carolina based installer of spray foam insulation, fiberglass insulation, and fireplaces into new residential homes in the Asheville, North Carolina market, with annual revenue of approximately $8.5 million.

•

April 2022 - Central Aluminum Supply Corporation, a Trenton, New Jersey based distributor of gutter supplies and accessories to residential, multifamily, and commercial markets, primarily in existing or retrofit construction projects across the U.S. Northeast and Mid-Atlantic, with annual revenue of approximately $45.0 million.

2022 Second Quarter Regular Cash Dividend and Share Repurchases

IBP’s Board of Directors has approved the Company’s quarterly cash dividend of $0.315 per share, payable on June 30, 2022, to stockholders of record on June 15, 2022. The second quarter regular cash dividend represents a 5% increase from last year’s second quarter cash dividend payment.

IBP repurchased 510,943 shares of its common stock at a total cost of $49.9 million, including commissions, during the first quarter of 2022. The Company has approximately $150 million of availability remaining under the Company’s current authorization, which expires March 1, 2023.

First Quarter 2022 Results Overview

For the first quarter of 2022, net revenue was a record $587.5 million, an increase of 34.4% from $437.1 million for the first quarter of 2021. On a consolidated same branch basis, net revenue improved 22.5% from the prior year quarter, which was attributable to a 9.7% increase in the volume of jobs completed and a 14.6% increase in price/mix during the first quarter relative to the same period last year. Residential sales growth within our Installation segment was 28.3% on a same branch basis in the quarter. Our commercial end-market net revenue within the Installation segment increased 13.0% for the first quarter of 2022. Commercial growth was largely driven by recent acquisitions as same branch sales were up 5.9% on a year-over-year basis, primarily due to continued challenges associated with the COVID-19 pandemic. Same branch sales within our heavy commercial business increased 0.5% over the prior year period.

Gross profit improved 37.5% to $172.4 million from $125.4 million in the prior year quarter. Adjusted gross profit* as a percent of total revenue was 29.4% which adjusts for the Company’s share-based compensation expense, as well as expenses directly related to COVID-19, compared to 28.7% for the same period last year. First quarter gross profit was reduced by an estimated $1.4 million due to ongoing supply chain disruptions that occurred during the quarter, which reduced gross profit margin by approximately 20 basis points and had the same impact to operating profit margin and adjusted EBITDA margin*.

Selling and administrative expense, as a percent of net revenue, was 17.8% compared to 19.7% in the prior year quarter. Adjusted selling and administrative expense*, as a percent of net revenue, was 16.9% compared to 18.7% in the prior year quarter.

Net income was $33.8 million, or $1.14 per diluted share, compared to $17.3 million, or $0.58 per diluted share in the prior year quarter. Adjusted net income* was $45.7 million, or $1.54 per diluted share, compared to $26.8 million, or $0.90 per diluted share in the prior year quarter. Adjusted net income accounts for the impact of non-core items in both periods, including an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA* was $84.2 million, a 54.5% increase from $54.5 million in the prior year quarter, largely due to strong sales growth, improved gross margin, and leverage on selling and administrative expenses compared to the prior year quarter.

Conference Call and Webcast

The Company will host a conference call and webcast on May 5, 2022 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through June 5, 2022, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13727647.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 210 branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, our operations, industry conditions, our financial and business model, payment of dividends, the demand for our services and product offerings, trends in the large commercial business, the impact of the COVID-19 crisis on our business and end markets, supply chain and material constraints, expansion of our national footprint and end markets, diversification of our products, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions and the expected amount of acquired revenue, our ability to improve sales and profitability, the impact of the COVID-19 crisis on our financial results, and expectations for demand for our services and our earnings. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the duration, effect and severity of the COVID-19 crisis; any recurrence of COVID-19, including through any new variant strains of the virus, and the related surges in positive COVID-19 cases; the adverse impact of the COVID-19 crisis on our business and financial results, our supply chain, the economy and the markets we serve; general economic and industry conditions; inflation and interest rates; the material price and supply environment; the timing of increases in our selling prices; the risk that the Company may reduce, suspend or eliminate dividend payments in the future; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. In addition, any future declaration of dividends will be subject to the final determination of our Board of Directors. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended March 31,
	2022	2021
Net revenue	$587,492	$437,066
Cost of sales	415,089	311,639

Gross profit	172,403	125,427
Operating expenses
Selling	25,192	20,858
Administrative	79,144	65,077
Amortization	11,097	8,396

Operating income	56,970	31,096
Other expense, net
Interest expense, net	10,600	7,574
Other expense	145	81

Income before income taxes	46,225	23,441
Income tax provision	12,403	6,150

Net income	$33,822	$17,291

Other comprehensive income, net of tax:
Net change on cash flow hedges, net of tax provision of $6,430 and $3,428 for the three months ended March 31, 2022 and 2021, respectively	18,111	10,157

Comprehensive income	$51,933	$27,448

Earnings Per Share:
Basic net income per share	$1.15	$0.59

Diluted net income per share	$1.14	$0.58

Weighted average shares outstanding:
Basic	29,302,396	29,286,044
Diluted	29,580,731	29,613,484
Cash dividends declared per share	$1.22	$0.30

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$217,434	$333,485
Investments	49,980	—
Accounts receivable (less allowance for credit losses of $8,590 and $8,717 at March 31, 2022 and December 31, 2021, respectively)	345,586	312,767
Inventories	160,023	143,039
Prepaid expenses and other current assets	69,205	70,025

Total current assets	842,228	859,316
Property and equipment, net	107,817	105,933
Operating lease right-of-use assets	69,033	69,871
Goodwill	325,347	322,517
Customer relationships, net	173,868	178,264
Other intangibles, net	84,092	86,157
Other non-current assets	50,364	31,144

Total assets	$1,652,749	$1,653,202

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$30,668	$30,839
Current maturities of operating lease obligations	23,505	23,224
Current maturities of finance lease obligations	1,801	1,747
Accounts payable	150,643	132,705
Accrued compensation	56,639	50,964
Other current liabilities	64,272	68,090

Total current liabilities	327,528	307,569
Long-term debt	829,638	832,193
Operating lease obligations	45,091	46,075
Finance lease obligations	3,254	3,297
Deferred income taxes	11,242	4,819
Other long-term liabilities	45,765	42,409

Total liabilities	1,262,518	1,236,362
Commitments and contingencies
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	—	—
Common stock; $0.01 par value: 100,000,000 authorized, 33,351,843 and 33,271,659 issued and 29,275,592 and 29,706,401 shares outstanding at March 31, 2022 and December 31, 2021, respectively	334	333
Additional paid in capital	218,642	211,430
Retained earnings	350,475	352,543
Treasury stock; at cost: 4,076,251 and 3,565,258 shares at March 31, 2022 and December 31, 2021, respectively	(197,104)	(147,239)
Accumulated other comprehensive (income (loss)	17,884	(227)

Total stockholders’ equity	390,231	416,840

Total liabilities and stockholders’ equity	$1,652,749	$1,653,202

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three months ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$33,822	$17,291
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	11,329	10,663
Amortization of operating lease right-of-use assets	6,371	5,050
Amortization of intangibles	11,097	8,396
Amortization of deferred financing costs and debt discount	484	331
Provision for credit losses	653	127
Gain on sale of property and equipment	(92)	(252)
Noncash stock compensation	3,418	3,196
Amortization of terminated interest rate swap	790	798
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(32,700)	1,056
Inventories	(16,300)	(7,644)
Other assets	169	(1,794)
Accounts payable	16,486	524
Income taxes receivable/payable	11,433	4,633
Other liabilities	1,265	(4,757)

Net cash provided by operating activities	48,225	37,618

Cash flows from investing activities
Purchases of investments	(49,957)	—
Purchases of property and equipment	(10,362)	(10,846)
Acquisitions of businesses, net of cash acquired of $0 and $168 in 2022 and 2021, respectively	(8,050)	(41,930)
Proceeds from sale of property and equipment	265	389
Other	(614)	(5)

Net cash used in investing activities	(68,718)	(52,392)

Cash flows from financing activities
Payments on term loan	(1,250)	—
Proceeds from vehicle and equipment notes payable	4,752	7,808
Debt issuance costs	(627)	—
Principal payments on long-term debt	(6,618)	(6,481)
Principal payments on finance lease obligations	(521)	(530)
Acquisition-related obligations	(6,003)	(1,414)
Dividends paid	(35,426)	(8,786)
Repurchase of common stock	(49,865)	—

Net cash used in financing activities	(95,558)	(9,403)

Net change in cash and cash equivalents	(116,051)	(24,177)
Cash and cash equivalents at beginning of period	333,485	231,520

Cash and cash equivalents at end of period	$217,434	$207,343

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$14,293	$10,839
Income taxes, net of refunds	1,088	1,474
Supplemental disclosure of noncash activities
Right-of-use assets obtained in exchange for operating lease obligations	5,514	5,679
Property and equipment obtained in exchange for finance lease obligations	544	268
Seller obligations in connection with acquisition of businesses	1,878	5,959
Unpaid purchases of property and equipment included in accounts payable	1,884	1,043

Information on Segments

In the first quarter of 2022, we realigned our operating segments. This change resulted in our Company having three operating segments consisting of Installation, Distribution and Manufacturing. The Other category reported below reflects the operations of our Distribution and Manufacturing operating segments.

INSTALLED BUILDING PRODUCTS, INC.

SEGMENT INFORMATION AS OF MARCH 31, 2022

(unaudited, in thousands)

	Installation	Other	Eliminations	Consolidated
Revenue	$561,631	$26,650	$(789)	$587,492
Cost of sales (exclusive of depreciation and amortization shown separately below)	385,692	19,373	(609)	404,456

Adjusted gross profit	175,939	7,277	(180)	183,036
Depreciation and amortization				10,633

Gross profit, as reported				172,403
Selling				25,192
Administrative				79,144
Amortization				11,097

Operating income				56,970
Interest expense, net				10,600
Other expense				145

Income before income taxes				$46,225

INSTALLED BUILDING PRODUCTS, INC.

SEGMENT INFORMATION AS OF MARCH 31, 2021

(unaudited, in thousands)

	Installation	Other	Eliminations	Consolidated
Revenue	$432,178	$5,253	$(365)	$437,066
Cost of sales (exclusive of depreciation and amortization shown separately below)	297,832	4,067	(283)	301,616

Adjusted gross profit	134,346	1,186	(82)	135,450
Depreciation and amortization				10,023

Gross profit, as reported				125,427
Selling				20,858
Administrative				65,077
Amortization				8,396

Operating income				31,096
Interest expense, net				7,574
Other expense				81

Income before income taxes				$23,441

The prior period disclosures in the above table have been recast to conform to the current period segment presentation.

INSTALLED BUILDING PRODUCTS, INC.

REVENUE BY END MARKET

(unaudited, in thousands)

	Three months ended March 31,
	2022		2021
Installation
Residential new construction	$442,404	75%	$327,244	75%
Repair and remodel	32,641	6%	28,289	6%
Commercial	86,586	15%	76,645	18%

Net revenue, Installation	561,631	96%	432,178	99%
Other [1]	25,861	4%	4,888	1%

Net revenue, as reported	$587,492	100%	$437,066	100%

[1]

Net revenue for manufacturing operations are included in the Other category for all periods presented to conform with our change in composition of operating segments. Revenues for the Other category are presented net of intercompany sales.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended March 31,
	2022	2021
Net income, as reported	$33,822	$17,291
Adjustments for adjusted net income:
Share based compensation expense	3,418	3,196
Acquisition related expenses	664	1,161
COVID-19 expenses [1]	301	52
Amortization expense [2]	11,097	8,396
Legal reserve	565	—
Tax impact of adjusted items at normalized tax rate [3]	(4,172)	(3,329)

Adjusted net income	$45,695	$26,767

Weighted average shares outstanding (diluted)	29,580,731	29,613,484
Diluted net income per share, as reported	$1.14	$0.58
Adjustments for adjusted net income, net of tax impact, per diluted share [4]	0.40	0.32

Diluted adjusted net income per share	$1.54	$0.90

[1]	Addback of employee pay, employee medical expenses, and legal fees directly attributable to COVID-19
[2]	Addback of all non-cash amortization resulting from business combinations
[3]	Normalized effective tax rate of 26.0% applied to periods presented
[4]	Includes adjustments related to the items noted above, net of tax

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED GROSS PROFIT CALCULATIONS

(unaudited, in thousands)

	Three months ended March 31,
	2022	2021
Gross profit	$172,403	$125,427
Share based compensation expense	149	62
COVID-19 expenses [1]	2	49

Adjusted gross profit	$172,554	$125,538

Adjusted gross profit - % Total Revenue	29.4%	28.7%

[1]	Addback of employee pay and employee medical expenses directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS

(unaudited, in thousands)

	Three months ended March 31,
	2022	2021
Selling expense	$25,192	$20,858
Administrative expense	79,144	65,077

Selling and Administrative	$104,336	$85,935

Share based compensation expense	3,269	3,133
Acquisition related expenses	664	1,161
COVID-19 expenses [1]	299	3
Legal reserve	565	—

Adjusted Selling and Administrative	$99,539	$81,638

Adjusted Selling and Administrative - % Total Revenue	16.9%	18.7%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended March 31,
	2022	2021
Adjusted EBITDA:
Net income (GAAP)	$33,822	$17,291
Interest expense	10,600	7,574
Provision for income taxes	12,403	6,150
Depreciation and amortization	22,425	19,059

EBITDA	79,250	50,074

Acquisition related expenses	664	1,161
Share based compensation expense	3,418	3,196
COVID-19 expenses [1]	301	52
Legal reserve	565	—

Adjusted EBITDA	$84,198	$54,483

Adjusted EBITDA margin	14.3%	12.5%

[1]	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended March 31,
	2022	2021
Period-over-period Growth
Consolidated Sales Growth	34.4%	10.0%
Consolidated Same Branch Sales Growth	22.5%	2.2%

Installation [1]
Sales Growth	30.0%	9.8%
Same Branch Sales Growth	22.2%	2.0%

Single-Family Sales Growth	37.4%	9.4%
Single-Family Same Branch Sales Growth	29.4%	4.7%

Multi-Family Sales Growth	24.6%	18.8%
Multi-Family Same Branch Sales Growth	23.1%	6.6%

Residential Sales Growth	35.2%	10.9%
Residential Same Branch Sales Growth	28.3%	5.0%

Commercial Sales Growth [2]	13.0%	2.8%
Commercial Same Branch Sales Growth	5.9%	-14.0%

Other [1,3]
Sales Growth	407.3%	37.3%
Same Branch Sales Growth	50.8%	37.3%

Same Branch Sales Growth - Installation
Volume Growth [4]	9.7%	10.2%
Price/Mix Growth [4]	14.6%	-6.2%
Heavy Commercial Same Branch Sales Growth [5]	0.5%	-13.1%

U.S. Housing Market [6]
Total Completions Growth	-5.5%	9.2%
Single-Family Completions Growth	-0.7%	11.2%
Multi-Family Completions Growth	-17.3%	4.8%

[1]

During the three months ended March 31, 2022, we realigned our operating segments to reflect recent changes in our business. Prior period disclosures in the above table have been recast to conform to the current period segment presentation. The segment change has no impact on the Company’s previously reported consolidated U.S. GAAP financial results.

[2]	Our commercial end market consists of heavy and light commercial projects.
[3]

Other business segment category includes our manufacturing and distribution businesses operating segments. As of 1Q22, Installation segment end market growth metrics exclude the manufacturing and distribution businesses. This fiscal quarter is the first full quarter of results for our recently acquired distribution business. The acquisition was completed in December 2021.

[4]	Excludes the heavy commercial end market.
[5]

The heavy commercial end market, as a subset of our total commercial market, comprises certain of our branches working on projects constructed in steel and concrete, which are much larger than our average job. This market is excluded from the above same branch price/mix and volume growth metrics as to not skew the rates given the much larger per-job revenue compared to our average job.

[6]	U.S. Census Bureau data, as revised.

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended March 31,
	2022	% Total	2021	% Total
Revenue Increase
Same Branch	$98,267	65.3%	$8,777	22.1%
Acquired	52,159	34.7%	30,958	77.9%

Total	$150,426	100.0%	$39,735	100.0%

		Adj EBITDA Contribution		Adj EBITDA Contribution
Adjusted EBITDA
Same Branch	$22,529	22.9%	$920	10.5%
Acquired	7,186	13.8%	4,393	14.2%

Total	$29,715	19.8%	$5,313	13.4%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net